                           ASSET PURCHASE AGREEMENT


                          Dated as of November 9, 1998

                                  by and among

                                   VDI MEDIA,
                                  as Purchaser

                                      and

                       DUBS, INCORPORATED, VINCENT LYONS
                               AND BARBARA LYONS,

                                   as Sellers

                                                                Execution Copy

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 9, 1998, by and among VDI Media, a California corporation ("Purchaser"), DUBS Incorporated, a California corporation (the "Company"), Vincent Lyons and Barbara Lyons (each a "Shareholder" and collectively, the "Shareholders") (the Shareholders and the Company each a "Seller" and collectively, the "Sellers").

                                R E C I T A L S

     A. The Shareholders are the only record holders and beneficial owners of the capital stock of the Company.

     B.   The Company is the owner of the Assets (as hereinafter defined).

     C. Purchaser desires to purchase from the Company, and the Company desires to sell, convey, transfer, assign and deliver to Purchaser, the Assets of the Company upon the terms and subject to the conditions of this Agreement.

                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings indicated below:

     "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 5.10.

     "ACTION" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

     "AFFILIATE" shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person.

     "AFFILIATED PARTIES" shall have the meaning set forth in Section 11.2.

     "AGREEMENT" shall have the meaning set forth in the Preamble.

     "AGREEMENT NOT TO COMPETE" shall mean the agreement in the form attached hereto as Exhibit C.

     "ANCILLARY AGREEMENTS" shall mean the Employment Agreement, the Agreement Not to Compete, the Bill of Sale, the Assignment and Assumption of Leases, the Assignment and Assumption of Personal Property Leases, the Assignment and Assumption of Contracts, the Assignment of Business Name, the Release of Encumbrances, the Shareholder Release and the Assumption of Liabilities substantially in the forms attached hereto as Exhibits A, B, C, D, E, F, G, H, and I respectively.

     "ASSETS" shall mean all of the right, title and interest in and to all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest on the Closing Date, excluding the Excluded Assets and any asset in which a customer of the Company has an ownership or possessory interest (to the extent of such ownership or possessory interest), but including without limitation all of the Company's right, title and interest in the following:

          (1) all accounts and notes receivable and contingent rights relating thereto (whether current or noncurrent), cash-on-hand, refunds, deposits, advances, advance payments, prepaid expense items and credits, prepayments or prepaid expenses and all other receivables;

          (2) all Contract Rights (to the extent assignable and consistent with Section 7.18 hereof);

          (3)  all Leases and Leasehold Estates and Personal Property Leases;

          (4)  all Leasehold Improvements;

          (5)  all Fixtures and Equipment;

          (6)  all Inventory;

          (7)  all Books and Records;

          (8)  all Proprietary Rights;

          (9)  all Permits (to the extent assignable to Purchaser);

          (10) all computers and software;

          (11) all Insurance Policies and rights thereunder, including rights to insurance proceeds (to the extent assignable to Purchaser), but only in connection with the Assumed Liabilities, the Assets and the Business or
     (ii) occurrences or events arising on or after the Closing for which the Sellers have no indemnification obligation pursuant to Article XI.

          (12) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

          (13) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with products or services furnished to the Company in connection with (i) the Assumed Liabilities or the Assets or (ii) events or occurrences arising on or after the Closing;

          (14) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind related to the Assets or the Assumed Liabilities, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered or services provided by the Company on or prior to the Closing Date, except to the extent that any of the foregoing relate to the Excluded Assets or the Excluded Liabilities; and

          (15) all of the Business as a going concern and the goodwill pertaining thereto.

     "ASSIGNED CONTRACT" shall mean those Contracts of the Company identified on
     Schedule 1 hereto, which, by their terms, are assignable to the Purchaser without the consent of the other contracting party and any other Contract which is assigned to Purchaser in writing following the Closing with the consent of the other contracting party.

     "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3.

     "ASSUMPTION AGREEMENT" shall have the meaning set forth in Section
4.2(b).

     ""AUDIT"" shall have the meaning set forth in Section 3.1(b).

     "AUDITED CLOSING BALANCE SHEET" shall have the meaning set forth in
Section 3.1(b).

     "BALANCE SHEET" or "BALANCE SHEETS" shall have the meaning set forth in
Section 5.7(a).

     "BILL OF SALE" shall have the meaning set forth in Section 4.2(a)(3).

     "BOOKS AND RECORDS" shall mean correct and complete copies of (a) all records, files and lists of each Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers, vendors, clients or personnel of the Company, (c) all product, business and marketing plans of the Company, (d) all books, ledgers, files, reports, plans, drawings, merchandise and sales promotion literature and promotional and advertising materials, all catalogues, research material, management information systems, software, technology and specifications and operating records of every kind maintained by the Company and (e) the Company's minute books, stock books, books of account and tax returns, but only to the extent reasonably necessary or appropriate in order for Purchaser to operate the Business, to benefit from the ownership of the Assets, to discharge the Assumed Liabilities or to enforce its rights with respect to the foregoing and pursuant to this Agreement.

     "BUSINESS" shall mean the business of the Company, including video and audio tape storage, post-production, duplication, distribution (including physical, satellite and fiber optic means of distribution), editing, telecine, color correction, audio sweetening and layback and ancillary services.

     "CASH PAYMENT" shall mean have the meaning set forth in Section 2.5.

     "CLOSING" shall have the meaning set forth in Section 4.1.

     "CLOSING DATE" shall mean (a) November __, 1998 or (b) such other date as Purchaser and the Sellers shall mutually agree upon.

     "COBRA" shall have the meaning set forth in Section 5.15(e).

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMPANY" shall have the meaning set forth in the Preamble.

     "CONTRACT" shall mean, other than any Lease or Personal Property Lease, any agreement, contract, note, loan, evidence of indebtedness, purchase order, undertaking, obligation or commitment to which the Company is a party or is bound and which relates to the Business or the Assets, whether oral or written, including, without limitation, purchase commitments for materials and other services, whether or not entered into in the ordinary course of business, relating to the Business, any Company's rights under any confidentiality agreements relating to the Business (if and to the extent assignable), all unfilled sales orders, invoices, contracts and commitments with customers relating to the Business, all unfilled purchase orders, invoices, contracts and commitments with suppliers relating to the Business.

     "CONTRACT RIGHTS" shall mean all of the Company's rights and obligations under the Contracts, excluding any such Contracts evidencing Financing Obligations which do not constitute Assumed Liabilities.

     "COPYRIGHTS" shall mean registered copyrights, copyright applications and unregistered copyrights.

     "COURT ORDER" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

     "DEFAULT" shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

     "DISCLOSURE SCHEDULE" shall mean the schedule delivered by the Company to Purchaser as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

     "DISCONTINUED OPERATIONS" shall mean any businesses or operations previously sold or otherwise disposed of by any of the Sellers and any ongoing indemnification obligations in connection therewith.

     "EARN-OUT PERIOD" shall mean the period commencing on the first day of the second full calendar month following the Closing and ending on the first anniversary of such date.

     "EARN-OUT STOCK"shall have the meaning set forth in Section 2.5(a)(iii).

     "EMPLOYMENT AGREEMENT" shall mean the employment agreement between Purchaser and Vincent Lyons, dated the Closing Date, and substantially in the form of attached hereto as Exhibit A.

     "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "ENVIRONMENTAL LIABILITIES FOR PRE-CLOSING MATTERS" shall mean any and all liabilities, damages, losses, costs and expenses arising from any Pre-Closing Environmental Matters, including, without limitation, costs of investigation, cleanup, removal, remedial, corrective or response action, the costs associated with posting financial assurances for the completion of investigation, cleanup, removal, remedial, corrective or response actions, attorneys' fees, the preparation of any closure or other necessary or required plans or analyses, or other necessary reports or analyses submitted to or prepared for regulating agencies.

     "ENVIRONMENTAL PROTECTION LAWS" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning
(i) public health and safety relating to exposure of humans to toxic or hazardous substances or otherwise relating to Regulated Substances or (ii) pollution or protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 ET SEQ.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 ET SEQ.); the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.); the Safe Drinking Water Act (14 U.S.C. Section 1401 ET SEQ.); the Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.); the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001-11005,

11021-11023, and 11041-11050); the Porter-Cologne Water Quality Act (California Water Code Sections 13000-13999.19); the Hazardous Waste Control Law (California Health & Safety Code Sections 25100-25250.25); the Safe Drinking Water and Toxic Enforcement Act (California Health & Safety Code Sections 25249.5-25249.13); California Health & Safety Code Sections 25280-25299.81 (regarding Underground Storage of Hazardous Substances) and Sections 25500-25545 (regarding Hazardous Materials Inventories and Emergency Plans); the Hazardous Substance Account Act (California Health & Safety Code Sections 25300-25393); and California Health & Safety Code Sections 39000-44384 regarding Air Resources; in each case including the regulations promulgated thereunder, including, without limitation, the regulations promulgated by the South Coast Air Quality Management District; each as supplemented or amended from time to time.

     "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA AFFILIATE" shall mean with respect to any person (a) any corporation that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that person is a member,
(b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, of which that person is a member, and (c) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity described in clause
(a) or (b) is a member.

     "ESTIMATED CLOSING BALANCE SHEET" shall have the meaning set forth in
Section 2.5.

     "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2

     "EXCLUDED EMPLOYEE" shall have the meaning set forth in Section 2.4.

     "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.3.

     "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are used or held for use in connection with the Business as of the date of the Letter of Intent.

     "FINAL CLOSING BALANCE SHEET" shall have the meaning set forth in
Section 3.1(b)(3).

     "FINANCIALS" shall have the meaning set forth in Section 5.7(b).

     "FINANCING OBLIGATIONS" shall mean (a) indebtedness of any Seller for borrowed money, (b) obligations of any Seller evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations under capitalized leases, (d) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of any Seller with respect to the deferred purchase price of property (other than customary trade credit), (e) interest rate and currency obligation swaps, hedges and similar arrangements and (f) all obligations of any Seller to guaranty any of the foregoing types of obligations on behalf of others, in each case as related to the Business.

     "FIXTURES AND EQUIPMENT" shall mean all of following that are owned or leased by the Sellers in connection with the Business as of the date of the Letter of Intent: (a) all audiovisual, audio and visual recordings and other materials produced by any technology, manner or means relating to the Business, including, without limitation, prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promos and other advertising and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings, (b) all physical properties relating to the Business, including, without limitation, all editing, telecine, distribution and duplication equipment, in each case, including, without limitation, any of the foregoing in the possession, custody or control of the Company, or in the possession of its assigns, or any film laboratories, storage facilities or other Persons, (c) any and all revisionary rights the Company has to the master and duplicate masters of any original negative or master tape or elements plus (d) furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by the Company and used, held for use or useful in connection with the Business, wherever located, and including any such Fixtures and Equipment in the possession of the Company's suppliers, together with all warranty rights with respect thereto.

     "FORMER FACILITY" shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities that were owned, leased or operated by the Company at any time prior to the date hereof, but excluding any Facilities.

     "GAAP" shall mean generally accepted accounting principles consistently applied as in effect at the time in question.

     "HOLDBACK AMOUNT" shall have the meaning set forth in Section 3.1(d).

     "HOLLYWOOD LEASE" shall mean the Third Amendment and Restatement of Lease, dated as of October 6, 1998 between Leon Vahn, as trustee of the Leon Vahn Living Trust, as sublessor, and the Company, Vincent J. Lyons, Barbara Lyons, George Cooney and Cynthia Cooney, as sublessees, with respect to that real property located at 1220 North Highland Avenue, Los Angeles, California, in the form attached hereto as Exhibit A.

     "INDEMNIFIED PARTY" shall have the meaning set forth in Section 11.7.

     "INDEMNIFYING PARTY" shall have the meaning set forth in Section 11.7.

     "INDEPENDENT ACCOUNTING FIRM" shall have the meaning set forth in
Section 3.1(b)(3).

     "INSURANCE POLICIES" shall mean the insurance policies related to the Assets and/or the Business listed in Section 5.22 of the Disclosure Schedule.

     "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in
Section 5.13(a).

     "INVENTORY" shall have the meaning set forth in Section 5.17.

     "IRS" shall mean the Internal Revenue Service.

     "JULY 1998 BALANCE SHEET" shall have the meaning set forth in Section
5.7(b).

     "KNOWLEDGE OF SELLER" with reference to any of the representations and warranties of any Seller means the actual knowledge of Vincent Lyons or Barbara Lyons or any employee of the Company.

     "LEASE" shall have the meaning set forth in Section 5.11.

     "LEASED PERSONAL PROPERTY" shall mean all leased property described in the Personal Property Leases.

     "LEASED REAL PROPERTY" shall mean all leased property described in the Leases.

     "LEASEHOLD ESTATES" shall mean all of each Seller's rights and obligations as lessee under the Leases.

     "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the Company.

     "LETTER OF INTENT" shall mean that certain letter agreement among Purchaser and the Company dated September 23, 1998.

     "LIABILITIES" shall mean any liability, including, without limitation, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, known, unknown or other, in each case as related to the Business.

     "LICENSES" shall have the meaning set forth in Section 5.13(a).

     "MATERIAL" when used in connection with a representation, warranty and/or covenant shall mean (i) an adverse effect which, whether considered individually or in the aggregate with all other circumstances or events related to the same representation, warranty and/or covenant, involves an economic effect of more than $10,000, or (ii) material to the Business currently being conducted by the Company, taken as a whole.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the operations, property, prospects or condition (financial or other) of the Business, taken as a whole or (b) the ability of the Sellers to consummate the Transactions.

     "MATERIAL CONTRACTS" shall have the meaning set forth in Section 5.16.

     "MULTI-EMPLOYER PLANS" shall have the meaning set forth in Section
5.14(a).

     "NET WORKING CAPITAL" shall mean, as of a particular date, the Company's account and trade receivables, inventory, cash and cash equivalents, deposits, prepaid expenses and other current assets less its current and short-term liabilities as of such date, in each case as determined in accordance with GAAP and consistent with the presentation on the July 1998 Balance Sheet.

     "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase shall mean the ordinary course of the Business and consistent with the Company's past practices.

     "PACIFIC LOAN" shall have the meaning set forth in Section 2.5(a)(ii).

     "PATENTS" shall mean all patents and patent applications and registered designs and registered design applications.

     "PENDING" shall mean, with respect to a representation or warranty, any claim, action, proceeding or investigation which, to the Knowledge of Seller, has been or will be asserted or initiated against the Company.

     "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

     "PERMITTED ENCUMBRANCES" shall mean (i) the Assumed Liabilities (except to the extent required to be released pursuant to Section 4.2), (ii) mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising by operation of law in the ordinary course of business and which secure liabilities (but not for money borrowed or guaranteed) reflected on the July 1998 Financials that are not due and payable with appropriate reserves set aside therefor; (iii) Encumbrances for Taxes which are not due and payable with appropriate reserves set aside therefor; (iv) zoning, rights of way, easements, building, encroachments, use restrictions and other similar restrictions encumbering the real property which is leased to the Company pursuant to the Leases; (v) Encumbrances arising through the Purchaser or as a result of the Purchaser's actions on or after the Closing Date (other than in connection with or relating to the Transactions; provided that the Encumbrance securing Purchaser's financing of the Transaction with Union Bank of California, N.A., as Agent shall constitute a Permitted Encumbrance) and (vi) COBRA benefits that are required by law on the Closing Date to be offered by Purchaser to any Excluded Employee.

     "PERSON" shall mean any natural person or any corporation, partnership, joint venture, limited liability company or other entity.

     "PERSONAL PROPERTY" shall have the meaning set forth in Section 5.26.

     "PERSONAL PROPERTY LEASES" shall have the meaning set forth in Section
5.26.

     "PLANS" shall have the meaning set forth in Section 5.15(a).

     "PRE-CLOSING ENVIRONMENTAL MATTERS" shall mean (a) the production, use, generation, storage, treatment, recycling, disposal or other handling or disposition at any time prior to the Closing Date (collectively "Handling") of any Regulated Substance, either in, on, under or from any Facility or Former Facility, including, without limitation, the effects of such Handling of Regulated Substances on resources, persons or property within or outside the boundaries of any Facility or Former Facility, (b) any release of Regulated Substances at any time prior to the Closing Date occurring in, on or under any Facility or Former Facility regardless of how the Regulated Substances came to rest in, on or under the Facility or Former Facility, (c) the failure prior to the Closing Date of any Facility or Former Facility or any operation of Sellers to be in compliance with any Environmental Laws, and
(d) any other act or omission occurring, or condition existing, with respect to the Assets or the Business prior to the Closing Date which gives rise to liability under any Environmental Protection Law.

     "PRIME RATE" shall mean the prime rate as reported from time to time by THE WALL STREET JOURNAL.

     "PROPRIETARY RIGHTS" shall mean all of the Company's Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights, in each case as relates to the Business.

     "PURCHASE PRICE" shall have the meaning set forth in Section 2.5(a).

     "PURCHASE PRICE ADJUSTMENT" shall have the meaning set forth in Section 2.5(a).

     "PURCHASER" shall have the meaning set forth in the Preamble.

     "REAL PROPERTY" shall have the meaning set forth in Section 5.11.

     "REGULATED SUBSTANCE" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

     "REGULATIONS" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions and orders of any foreign, federal, state or local government and any other governmental department or agency.

     "RELEASE DOCUMENTS" shall have the meaning set forth in Section
4.2(a)(8).

     "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

     "SELLER" or "SELLERS" shall have the meaning set forth in the Preamble.

     "SHAREHOLDER" or "SHAREHOLDERS" shall have the meaning set forth in the Preamble.

     "TAX" or "TAXES" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

     "TRADEMARKS" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

     "TRANSACTIONS" shall mean, in respect of any party, all transactions contemplated by this Agreement or the Ancillary Agreements that involve, relate to or affect such party.

     "TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section
7.6(a).

     "UNITED STATES GOVERNMENT" shall mean the government of the United States, including any agencies, commissions, branches, instrumentalities and departments thereof.

     "WARN ACT" shall have the meaning set forth in Section 2.4(a).

                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

     SECTION 2.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, the Company shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall acquire from the Company, the Assets (including, without limitation, those assets of the Company listed on Schedule 2.1 hereto), free and clear of all Encumbrances other than Permitted Encumbrances.

     SECTION 2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by the Company (the "Excluded Assets"):

     (a) rights to or claims for refunds or rebates of Taxes and the benefit of net operating loss carryforwards or carrybacks or credits, with respect to the period ending the day prior to the Closing Date, whether or not attributable to the Assets, including, without limitation, any right to or claim for refund or rebate of the Company in respect of Taxes payable in connection with the consummation of the Transactions (except that any refund or rebate of sales or transfer Taxes imposed upon the transfer of the Assets from the Company to Purchaser will be allocated 50% to the Company and 50% to Purchaser);

     (b) claims or rights against third parties for indemnification, contribution or reimbursement with respect to events, losses or breaches occurring prior to the Closing Date, including breaches under the Contracts, to the extent such claims or rights reduce the amount payable pursuant to the Company's obligations to indemnify the Purchaser under Article XI;

     (c) all Insurance Policies and rights thereunder to the extent attributable to events or occurrences arising prior to the Closing Date (other than in respect of the Assumed Liabilities), and any life insurance policies on the life of Vincent Lyons and any rebates or refunds for premiums previously paid in connection therewith;

     (d)  the original Books and Records of the Company;

     (e)  any benefits accruing under the Company's Employee Benefit Plans;

     (f) the Company's claim and/or action to recover damages for stolen property which was initiated prior to December 31, 1997, the proceeds and liabilities of which shall remain with the Company; and

     (g) all rights of the Company under this Agreement and the Ancillary Agreements.

The Excluded Assets shall not be reflected on the Estimated Closing Balance
Sheet.

     SECTION 2.3 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall assume (i) the liabilities reflected on the Estimated Closing Balance Sheet and (ii) the Company's obligations and Liabilities under the Leases, the Personal Property Leases, and the Assigned Contracts (collectively, "Assumed Liabilities").

     SECTION 2.4 EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities specified in
Section 2.3 and the expenses or fees to be paid by Purchaser as specified herein, Purchaser shall not assume, or otherwise be responsible for, any Liabilities of the Company, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (the "Excluded Liabilities"), which Excluded Liabilities include, without limitation, the following:

     (a) any Liability to or in respect of any employees or former employees of the Company not listed on Schedule 2.4 attached hereto and any employee listed on Schedule 2.4 who does not accept employment with Purchaser (collectively, the "Excluded Employees") including without limitation (i) any employment agreement, whether or not written, between the Company and any Excluded Employee, (ii) any Liability under any Employee Benefit Plan at any time maintained, contributed to or required to be contributed to by or with respect to the Company or under which the Company may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to the Company's withdrawal or partial withdrawal from or termination of any Employee Benefit Plan, (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred prior to the Closing Date and
(iv) any liabilities or obligations under the WARN Act including the rules and regulations promulgated thereunder with respect to actions taken by the Sellers prior to the Closing with respect to any Excluded Employee;

     (b) any Liability of the Company in respect of (i) any income tax or any interest, penalties or additions pertaining thereto or (ii) any other Tax relating to any period or portion thereof prior to the Closing Date;

     (c) any warranty claims and any Liability arising from any injury to any person or damage to or destruction of any property, whether based on negligence, breach of warranty, express or implied representation, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of the Company prior to the Closing Date;

     (d) any Liability of any Seller arising out of or related to any Action against any Seller or any Action which adversely affects the Assets and which shall have been asserted prior to the Closing Date or the basis of which shall have arisen prior to the Closing Date;

     (e) any Liability of any Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of any Seller for fees or expenses incurred in connection with such transactions (except to the extent otherwise provided herein, I.E., WARN Act liabilities arising from post-closing actions by Purchaser, transfer taxes and audit expenses) and any Liability of any Seller pursuant to Article XI hereof);

     (f) any Liability related to any Former Facility or any of the Discontinued Operations;

     (g) except to the extent provided for herein, any Financing Obligation other than the Assumed Liabilities;

     (h) any Environmental Liabilities for Pre-Closing Environmental Matters, whether or not disclosed in the Disclosure Schedule;

     (i) any Liability of any Seller for fees or expenses incurred by Sellers in connection with the consummation of the Transactions (except to the extent otherwise provided herein, I.E., WARN Act liabilities arising from post-closing actions by Purchaser, transfer taxes and audit expenses) ;

     (j) any Liability of any Seller not directly related or incurred with respect to the conduct of the Business;

     (k) except to the extent provided for herein, any indebtedness for borrowed money;

     (l)  any amounts payable to any Affiliate of any Seller;

     (m)  any cash overdraft liability; and

     (n) except to the extent provided for herein, I.E. WARN Act liabilities arising from post-closing actions by Purchaser, transfer taxes and audit expenses, any liabilities accruing prior to the Closing Date.

     SECTION 2.5    PURCHASE PRICE.

     (a) PURCHASE PRICE. The purchase price for the Assets and Agreement Not to Compete (as adjusted as set forth below, the "Purchase Price") shall consist of:

          (i) (x) the sum of (a) Six Million Nine Hundred Sixty Three Thousand Dollars ($6,963,000), and (b) the Company's long-term debt reflected on the July 1998 Balance Sheet, (y) plus or minus, as the case may be, the increase or decrease, as the case may be, in Net Working Capital reflected on the Estimated Closing Balance Sheet as compared with the Net Working Capital Reflected on the July 1998 Balance Sheet, minus (z) the payments required by
Section 2.5(a)(ii) below and the amount of any other long-term debt shown on the Estimated Closing Balance Sheet (the sum of the payments set forth in (x), (y) and (z) the "Cash Payment"); provided, that One Million Five Hundred Thousand Dollars ($1,500,000) (the "Holdback Amount") will be withheld from the Cash Payment;

          (ii) payment to Pacific Century Bank, N.A. (the "Company's Lender") of the indebtedness owed to it by the Company (the "Pacific Loan") in the amount reflected on the pay-off letter specified in Section 4.2(a)(10);

          (iii)  the assumption of the other Assumed Liabilities; and

          (iv) if earned, the shares of Purchaser's common stock (the "Earn-Out Stock") specified on Schedule 3.2(a)(1), subject to the terms and conditions set forth in Section 3.2.

     In addition, Purchaser shall pay in cash to the Company at Closing interest accrued on the Cash Payment from the date hereof to and including the Closing Date calculated at an annual rate of 5.0% and the interest accrued on the Pacific Loan between the date hereof and the Closing Date. The Purchase Price shall be increased or decreased following the Closing pursuant to Section 3.1(c) (such net adjustments are referred to herein collectively as the "Purchase Price Adjustment").

     (b) ALLOCATION OF PURCHASE PRICE. Purchaser and the Company shall allocate the Purchase Price, any Purchase Price Adjustments (to the extent identifiable or reasonably estimable as of the date hereof) and the Assumed Liabilities (to the extent properly includible in the tax basis of the Assets) to broad categories of the Assets and the Agreement Not to Compete in accordance with Schedule 2.5(b). Purchaser and the Sellers shall report the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories of Assets for all Tax purposes (including for sales tax purposes and the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder). Purchaser, the Shareholders and the Company shall each file with their respective federal income tax return for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Purchaser agrees to report the purchase of the Assets, and Sellers agree to report the sale of such Assets for income tax purposes (including but not limited to, on their respective income tax returns, before any governmental agency charged with the collection of income tax or in any judicial proceeding concerning the income tax consequences of Purchaser's purchase or Sellers' sale of the Assets hereunder) in a manner consistent with the information agreed upon by the parties pursuant to this
Section 2.5(b) and contained in its IRS Form 8594.

     SECTION 2.6 CLOSING COSTS; TRANSFER TAXES AND FEES. Purchaser and the Company shall cooperate in preparing, executing and filing all tax returns relating to, and Purchaser and the Company shall share equally and pay when due any and all sales or transfer taxes and vehicle title registration fees payable with regard to the purchase and sale of the Assets to Purchaser. Such tax returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by
Section 2.5(b). Purchaser shall also furnish Sellers with a form of resale certificate that complies with the requirements of California and other applicable California taxation laws with respect to the inventory constituting part of the Assets. Purchaser and the Company shall share equally any and all refunds or rebates of the Taxes or fees covered by this
Section 2.6 to the extent paid in respect of the purchase and sale of the Assets.

                                  ARTICLE III
                         PURCHASE PRICE ADJUSTMENT AND
                                 EARN-OUT STOCK

     SECTION 3.1  PURCHASE PRICE ADJUSTMENT.

     (a) ESTIMATED CLOSING BALANCE SHEET. Schedule 3.1(a) contains an estimated balance sheet dated as of the Closing Date (the "Estimated Closing Balance Sheet") which sets forth, among other things, the current assets, current liabilities and outstanding long term debt of the Company as of such date. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with the presentation of the July 1998 Balance Sheet. The Estimated Closing Balance Sheet does not reflect any provision for income Taxes (whether as an asset or a liability), and all Excluded Assets (and all related depreciation and reserves) and

Excluded Liabilities (and related reserves) have been eliminated. The Cash Payment shall be adjusted pursuant to Section 2.5 based upon the Net Working Capital and long-term debt shown on the Estimated Closing Balance Sheet.

     (b)  AUDITED CLOSING BALANCE SHEET.

          (1) Within 60 days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Company an audited balance sheet of the Company as of the Closing Date in the manner set forth in Section 3.1(a) (the "Audited Closing Balance Sheet"), which shall set forth the Net Working Capital and long-term debt of the Company, if any, as of the Closing Date, and Purchaser's calculation of the Purchase Price Adjustment.

          (2) Following delivery of the Audited Closing Balance Sheet to the Company, the Company shall have a period of 15 days to present in writing to Purchaser any objections or disagreement with respect to the calculation of the Purchase Price Adjustment. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

          (3) If the Company and Purchaser are unable to resolve any such disagreement with respect to the calculation of the Purchase Price Adjustment within 15 days after delivery by the Company of the notice referred to in
Section 3.l(b)(2), the disagreement shall be submitted for final determination to a "Big Five" accounting firm mutually acceptable to the Company and Purchaser (the "Independent Accounting Firm"). The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Company and Purchaser but shall not conduct an independent audit. The Independent Accounting Firm shall render its determination on the matter within 30 days of its submission by the Company and Purchaser, and such determination shall be final, conclusive and binding upon Purchaser and Sellers. The closing balance sheet of the Company finally agreed upon by the parties shall be the Final Closing Balance Sheet (the "Final Closing Balance Sheet"); the parties intend to reach such agreement no later than four months after the Closing Date.

          (4) The fees and expenses of the Independent Accounting Firm shall be borne by the party whose asserted Purchase Price Adjustment is more at variance from the actual Purchase Price Adjustment ultimately determined by the Independent Accounting Firm.

     (c) PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be (i) increased or decreased, on a dollar-for-dollar basis, by the amount by which Net Working Capital reflected on the Final Closing Balance Sheet exceeds, or is less than, respectively, the Net Working Capital reflected on the Estimated Closing Balance Sheet, and (ii) increased or decreased, on a dollar-for-dollar basis, by the amount by which the outstanding long term debt repaid or assumed by Purchaser at Closing, is less than, or exceeds, respectively, the long term debt reflected on the Final Closing Balance Sheet (such adjustments, the "Purchase Price Adjustment"). If the Purchase Price Adjustment requires a payment to the Company, Purchaser shall make such payment in cash within ten days of the agreement as to the Final Closing Balance Sheet. If the Purchase Price Adjustment requires a payment to the Purchaser, Purchaser shall be entitled to deduct such payment from the Holdback Amount.

     (d) HOLDBACK AMOUNT. In order to secure (but not to limit) the Company's payment obligations regarding any Purchase Price Adjustment and Sellers' indemnity obligations in this Agreement, Purchaser shall retain the Holdback Amount from the Cash Portion for the period described below. Purchaser shall release One Million Dollars ($1,000,000) of the Holdback Amount, less any Purchase Price Adjustment owed by the Company upon final determination of the Purchase Price Adjustment, within ten days of the acceptance of the Final Closing Balance Sheet. Purchaser shall return the balance of the Holdback Amount, plus any interest earned on the Holdback Amount, less the amount of any indemnity claims asserted by Purchaser, if any, to the Company on the date one year from the Closing Date, unless a dispute then exists in which case Purchaser shall continue to hold the disputed funds until the dispute is resolved. The Holdback Amount shall be maintained by Purchaser in one of its bank account and shall bear interest at the rate earned by Purchaser thereon; Purchaser shall not be required to segregate such amount from its other funds.

     SECTION 3.2  EARN-OUT STOCK.

     (a) Purchaser shall calculate the EBITDA (as defined herein) of the Company as a division of Purchaser for the Earn-Out Period. If the Company's EBITDA for such period is equal to or greater than $3,500,000 (the "Target"), Purchaser shall issue to the Company shares of its common stock having a market value equal to $3,300,000, with such value to be calculated based on the average closing price of Purchaser's common stock for the 30 days immediately preceding the Closing (such number of shares to be equitably adjusted in the event of any intervening stock dividend, stock split, recapitalization, capital reorganization, reverse stock split or similar transaction). If the Company's EBITDA for the Earn-Out Period is less than the Target, Purchaser shall issue such fewer shares of Earn-Out Stock as detailed on Schedule 3.2(a)(1) hereto. Calculation of EBITDA is set forth on
Schedule 3.2(a)(2) hereto. Purchaser agrees to operate the Company as a division of Purchaser in a manner in which EBITDA can reasonably be determined. Purchaser shall maintain accurate books, records and documents reasonably necessary for the calculation of the Company's EBITDA. The Company shall, upon request delivered to Purchaser in writing, have reasonable access during normal business hours to inspect such books and records at its cost.

     (b) Subject to Purchaser's right of offset set forth in Section 11.9, Purchaser shall issue to the Company the Earn-Out Stock, if earned, within 45 business days after the last day of the last month of the Earn-Out Period.
If Purchaser shall determine, after consultation with its independent auditors, that the minimum EBITDA set forth on Schedule 3.2(a)(2) was not achieved, it shall so notify the Company or the Shareholders on or before the 45th business day after the last day of the last month of the Earn-Out Period, and include in such notification its calculation of EBITDA. The Company shall have a period of 30 days thereafter to present in writing to Purchaser any objections or disagreement with respect to the calculation of EBITDA. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

     (c) If the Company and Purchaser are unable to resolve any such disagreement with respect to the calculation of EBITDA within ten days after delivery by the Company of the notice referred to above, the disagreement shall be submitted for final determination of the Independent Accounting Firm. The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Company and Purchaser but shall not conduct an independent audit. The Independent Accounting Firm shall render its determination on the matter within thirty 30 days of its submission by the Company and Purchaser, and such determination shall be final, conclusive and binding upon Purchaser and Sellers.

     (d) The fees and expenses of the Independent Accounting Firm with respect to a dispute of the Company's EBITDA during the Earn-Out Period shall be borne by the party whose asserted EBITDA calculation is more at variance from the actual EBITDA ultimately determined by the Independent Accounting Firm.

     SECTION 3.3 OPERATION OF BUSINESS AFTER CLOSING. From and after the Closing Date until the end of the Earn-Out Period, Purchaser agrees to (a) operate, or cause to be operated, the Assets as a separate division unconsolidated with and apart from Purchaser's other businesses and assets or
(b) to account on the books and records of Purchaser for all such Assets as a separate division unconsolidated with and apart from Purchaser's other businesses and assets and (c) to use commercially reasonable efforts to maximize the profitability of such separate division.

                                  ARTICLE IV
                                    CLOSING

     SECTION 4.1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Katten Muchin & Zavis, 1999 Avenue of the Stars, Los Angeles, California, unless the parties hereto otherwise agree.

     SECTION 4.2  CONVEYANCES AT CLOSING.

     (a) COMPANY DELIVERIES. To effect the sale of the Assets, in addition to the conditions set forth in Article VIII, the Company shall, at the Closing, execute and deliver to Purchaser:

          (1)  Employment Agreement in the form attached hereto as Exhibit A;

          (2)  Agreement Not to Compete in the form attached hereto as Exhibit
               B;

          (3) one or more bills of sale, each in the form attached hereto as Exhibit C (collectively, the "Bill of Sale");

          (4) Assignment and Assumption of Real Property Lease, each in the form attached hereto as Exhibit D (which shall include an indemnity of Mr. and Mrs. Vincent Lyons and Mr. and Mrs. George Cooney with regard to their respective obligations under the Hollywood Lease);

          (5) Assignment and Assumption of Personal Property Leases, each in the form attached hereto as Exhibit E;

          (6) Assignment and Assumption of Contracts, each in the form attached hereto as Exhibit F;

          (7) Assignment of Business Name, assigning to Purchaser the Company's rights, title and interest to the name "DUBS" and all variations thereof) in the form of Exhibit G;

          (8) the releases of any Encumbrances on the Assets other than Permitted Encumbrances, in the form of UCC-2 Termination Statements executed by Sony Electronics, Northern Telecom, and IBM Credit (the "Release Documents");

          (9) release of claims (the "Shareholder Release") executed by all former shareholders of the Company, including George and Cynthia Cooney, in the form of Exhibit H hereto;

          (10) (a) a pay-off letter from the Company's Lender calculated as of the Closing Date, including a statement that upon repayment of the Pacific Loan, it will release its lien on the Assets and (b) an executed UCC-2 Termination Statement (provided that delivery of these items to Purchaser's lender or its counsel in escrow prior to the Closing Date shall satisfy this delivery requirement); and

          (11) such other instruments as shall be reasonably requested by Purchaser to vest in Purchaser title in and to the Assets in accordance with the provisions hereof.

     (b) PURCHASER DELIVERIES. To effect the sale of the Assets and assumption of the Assumed Liabilities referred to in Article II hereof, in addition to the conditions set forth in Article IX herein, Purchaser shall at the Closing deliver to the Company

          (1) the Cash Payment, plus the payment in respect of interest as specified in the penultimate sentence of Section 2.5(a), less the Holdback Amount;

          (2) the payment required under Section 2.5(a)(ii) to the Company's Lender;

          (3) an instrument or instruments of assumption substantially in the form attached as an Exhibit I, evidencing Purchaser's assumption, pursuant to Section 2.3, of the Assumed Liabilities (the "Assumption Agreement");and

          (4)  the Ancillary Agreements to which it is a party; and

Pursuant to the Assumption Agreement, Purchaser shall assume and agree to pay, perform and discharge when due, the Assumed Liabilities.

     (c) FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and the Company.

     (d) CERTIFICATES; OPINION. On the Closing Date, Purchaser and Sellers shall deliver the certificates, opinion of counsel and other matters described in Articles VIII and IX.

     (e) CONSENTS. The Company shall deliver all Permits that are transferrable and any other third party consents required for the valid transfer of the Assets and assumption of the Assumed Liabilities as contemplated by this Agreement, including any consents specified on Schedule 5.4.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, jointly and severally, hereby represents and warrants to Purchaser that:

     SECTION 5.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of California, and the Company is duly qualified or authorized to do business in each jurisdiction in which it does business, or owns property, or where such qualification or authorization is otherwise required by virtue of its presence or activities. Schedule 5.l sets forth a complete and correct list of all jurisdictions in which the Company is required to be qualified or authorized to transact business or own property.

     SECTION 5.2 ASSETS. Excluding the Leased Real Property and the Leased Personal Property and any asset in which a customer has an ownership or possessory interest, the Company owns, and will transfer good and marketable title to, the Assets and upon the consummation of the Transactions, Purchaser will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The Assets include without limitation all assets used in the conduct of the Business or located at the Facilities as of the date of the Letter of Intent (other than assets, such as inventory, sold or consumed in the ordinary course of business). Schedule 2.1 contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $5,000. All tangible assets and properties which constitute the Assets conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation. The only Assets in which a customer of the Company has an ownership or possessory interest are tape masters or duplicates stored in the Company's vault and products which are in the process of being worked on.

     SECTION 5.3 LICENSES AND PERMITS. The Company is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such license, permit or qualification is otherwise required and where the failure to have such license, permit or qualification would have a Material Adverse Effect. The Company is in compliance with all such licenses, permits and qualifications. Schedule 5.3 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof. There are no proceedings pending or, to the Knowledge of Seller, threatened, to revoke or terminate any such presently existing license, permit or qualification, and each such presently existing license, permit or qualification can be renewed in the ordinary course of business.

     SECTION 5.4 NO BREACH. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) violate, result in a breach of any of the terms or provisions of, constitute a Default (or any event that, with the giving of notice or the passage of time or both, would constitute a Default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any provision of the Company's articles of incorporation or bylaws, any agreement, indenture or other instrument to which any of the Sellers is a party or by which any of its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to any of the Sellers, or
(ii) require the Company to obtain any authorization, consent, approval or waiver from, or make any filing with, any Person, court or public body or authority.

     SECTION 5.5 AUTHORITY. The Company has the right to sell, convey, transfer, assign and deliver the Assets to Purchaser hereunder. This Agreement and all agreements and instruments herein contemplated to be executed by any Seller have been duly authorized, executed and delivered by each such Seller and constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms. There exist no outstanding options, warrants, equity securities, calls, rights, preemptive rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.

     SECTION 5.6 SUBSIDIARIES. The Company has no equity interest in any corporation, partnership, limited liability company or similar entity.

     SECTION 5.7    FINANCIAL STATEMENTS.

     (a) The balance sheets of the Company, at December 31, 1997, December 31, 1996 and December 31, 1995 (individually, a "Balance Sheet" and collectively, the "Balance Sheets") and the statements of operations and retained earnings and the statements of cash flows of the Company for each of the 12 month periods then ended and notes thereto, true and correct copies of which are attached hereto as Schedule 5.7(a), (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied with prior periods, and (ii) are complete and correct in all material respects in accordance with GAAP and fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated thereon. The statements of operations included in such financials do not contain any items of extraordinary income or any other income not earned in the ordinary course of business.

     (b) The unaudited balance sheet as of July 31, 1998 (the "July 1998 Balance Sheet"), and notes thereto (collectively, the "July 1998 Financials" and, together with the balance sheets and related statements of operations and retained earnings described in paragraph 5.7 (a) above, the "Financials"), true and correct copies of which are attached hereto as
Schedule 5.7(b), (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied with prior periods, and
(ii) are complete and correct in all material respects in accordance with GAAP and fairly present the assets, liabilities and shareholders equity of the Company as of July 31, 1998.

     (c) The Financials have been reviewed by Nabil Barsoum, Certified Public Accountant whose reports thereon are part of Schedule 5.7. The books of accounts of the Company have been maintained in all material respects in accordance with sound business practices, and there have been no transactions involving the Company that properly should have been set forth therein in accordance with generally accepted accounting principles that have not been accurately so set forth.

     SECTION 5.8    ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Schedule 5.8, since July 31, 1998, there has not occurred:

     (a) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, prospects or business of the Company not reflected in the July 1998 Financials and that has resulted in or reasonably could result in a Material Adverse Effect;

     (b) Except as disclosed in the Estimated Closing Balance Sheet, any increase in indebtedness over the level reflected on the July 1998 Balance Sheet, any guarantee by any of the Sellers of any obligation, or any mortgage, pledge or encumbrance on any of the properties or assets of the Company other than the Permitted Encumbrances;

     (c) Any amendment or modification of any Material Contract (as defined below), or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof (other than through performance of the agreement in the ordinary course of business, such as a purchase order);

     (d) Any entering into of any written or oral agreements, contracts, commitments or transactions that extend beyond the first anniversary hereof or have obligations thereunder in excess of $5,000, including any purchase or sale of any assets (other than in the ordinary course of business);

     (e) Any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any employee or agent of, or consultant to the Company;

     (f) Any alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected;

     (g) Any declaration or payment of any dividends or distributions by the Company, any acquisition or redemption by the Company of any of its equity securities or any loan by the Company to any Seller;

     (h) To the Knowledge of Seller, any loss or, threatened loss of a customer or customers to which the Company had annual sales in excess of $5,000 during the past two years or to which the Company expects to have annual sales in excess of $5,000 during calendar years 1999-2000;

     (i) Any material damage or destruction to, or loss of, any assets or property owned, leased or used by the Company (whether or not covered by insurance); or

     (k) Any agreement to do any of the things described in the preceding clauses (a) - (h) of this Section 5.8.

     SECTION 5.9 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of the Company whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for on the July 1998 Balance Sheet, except as set forth on the Estimated Closing Balance Sheet and except for executory obligations under Contracts identified to Purchaser pursuant to Schedule 5.16(a), the Leases, the Personal Property Leases. There are no commitments, contracts or undertakings covering the purchases of items of inventory in excess of the Company's normal operating requirements or covering the purchases of items of machinery and equipment in excess of the requirements of the Company. The Company is not a party to, nor bound by, nor has bid upon any contract or agreement with any customer that by its terms will require future expenditures (including incurred costs and allocated overhead and selling, general and administrative expense) in excess of reasonably anticipated receipts by more than $5,000 in the aggregate.

     SECTION 5.10 ACCOUNTS RECEIVABLE. Schedule 5.10 is an accurate aging of the accounts, notes and other receivables of the Company (the "Accounts Receivable") at July 31, 1998 which represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the Knowledge of Seller, the Accounts Receivable as of such date and any Accounts Receivable arising since such date are fully collectible, net of the reserves set forth in the Estimated Closing Balance Sheet, all of which reserves are adequate and in accordance with GAAP.

     SECTION 5.11 REAL PROPERTY; REAL PROPERTY LEASES. Schedule 5.11 sets forth a complete and correct summary description of each parcel of real property (collectively, the "Real Property") owned by or leased to the Company or otherwise used by the Company in connection with the Business, which description consists of a legal description for each such parcel owned by the Company and an identification of each lease (a "Lease") of real property under which the Company is either a lessee, sublessee, lessor or sublessor. Except as set forth on Schedule 5.11:

     (a)  The Company does not own any Real Property;

     (b) Each Lease is a valid and binding obligation of the Company, and to the Knowledge of Seller, each such Lease is a valid and binding obligation of each of the other parties thereto;

     (c) None of the Company nor, to the Knowledge of Seller, any other party to a Lease is in Default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of any of the Company;

     (d) To the Knowledge of Seller, all of the buildings, fixtures and other improvements located on the Real Property are in good operating condition and repair, ordinary wear and tear excepted, and the operation thereof as presently conducted does not violate any applicable code, zoning ordinance or other applicable law or regulation, the violation of which would have a Material Adverse Effect;

     (e) The Company holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other permits and licenses, each of which is required by applicable law to conduct the Business on the Real Property; and

     (f) The Company has not experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by it in the operation of its business during such period.

     SECTION 5.12   ENVIRONMENTAL MATTERS.

     (a) The Company is, and at all times has been, in full compliance with all Environmental Protection Laws;

     (b) The Company has obtained or has timely applied for all permits, licenses and other authorizations under Environmental Protection Laws which are required in connection with its business and operations, all of which are in full force and effect. The Company is in material compliance with all terms and conditions of such permits, licenses and authorizations, no action or proceeding which reasonably could be expected to result in the revocation or suspension of any such permits, licenses and authorizations is pending or threatened, and the Company has not engaged in any conduct which reasonably could be expected to cause revocation or suspension of any of its permits, licenses or authorizations under Environmental Protection Laws;

     (c) During the period of the Company's ownership, lease, occupation and operation of the Real Property or any other property previously owned, leased, occupied or operated by the Company, no portion of the Real Property or such other property (i) has been or is being used in any manner for the storage, disposal, or treatment of any Regulated Substance, except for the temporary storage of Regulated Substances in material compliance with Environmental Protection Laws; (ii) contained or contains underground tanks of any type, or any materials containing PCBs or any asbestos; or (iii) contained or contains any surface or sub-surface conditions that constitute, or that through the physical effects of the passage of time may constitute, a public or private nuisance or otherwise caused any liability under Environmental Protection Laws;

     (d) There is not now nor has there been any contamination of soil, groundwater or other environmental media by or with any Regulated Substance on, in, under or about the Real Property or any other property previously owned, leased, occupied or operated by any of the Sellers which could create liability under the Environmental Protection Laws;

     (e) Except for air emissions in material compliance with Environmental Protection Laws, during the period of the Company's ownership, lease, occupation and operation of the Real Property or any other property previously owned, leased, occupied or operated by the Company, there has been no spill, discharge, disposal, leak, emission, injection, escape, dumping or release of any Regulated Substance on, in, under or about the Real Property or such other property by the Company or for which the Company has any liability;

     (f) No portion of the Real Property or any other property previously owned, leased, occupied or operated by the Company has been designated, listed, or identified in any manner by the EPA, or any other federal, state, local or other governmental agency or instrumentality, or under and pursuant to any Environmental Protection Law as a hazardous waste or hazardous substance disposal or removal site, Superfund or clean-up site, or candidate for clean-up, investigation, removal or closure pursuant to any Environmental Protection Law;

     (g) None of the Sellers has received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other federal, state, local or other governmental agency or instrumentality, authorized pursuant to an Environmental Protection Law, concerning any intentional or unintentional action or omission (except any pertaining to emissions of fugitive dust and other non-hazardous particulates that are routinely corrected) by any of the Sellers constituting a violation or potential violation of any Environmental Protection Law, including, without limitation, violations relating to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of any Regulated Substance into the environment resulting in damage thereto or to the wildlife, biota and other natural resources, and there exist no facts that would form the basis for a finding of such a violation;

     (h) None of the Sellers has received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, written or oral, of any potential claim or liability under any Environmental Protection Law, including, without limitation, any notification as a potentially responsible party with respect to any Superfund or other clean-up site. There are no events, conditions, circumstances, activities, practices, incidents, actions or plans at or concerning the Real Property or the operations of any of the Sellers which may (i) interfere with or prevent continued compliance by any of the Sellers with any Environmental Protection Law, (ii) give rise to any claim or liability under any Environmental Protection Law, or (iii) form the basis for any claim, action, suit, proceeding, hearing or investigation under any Environmental Protection Law; and

     (i) No Seller has received any notice from a governmental authority or otherwise of any health problem of any current or former employee which in any way is or is alleged to be related to the release, spill, leak, omission, or disposition of any Regulated Substance at the Real Property or the Facilities.

     SECTION 5.13   INTANGIBLE PERSONAL PROPERTY.

     (a) There are no (i) patent, patent applications, copyright, copyright applications, trademark, trademark applications (in any such case, whether registered or required to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") of Sellers related to or necessary to continue the operation of the Business, or (ii) except as set forth on Schedule 5.13, licenses or similar agreements or arrangements ("Licenses") to which any of the Sellers is a party and which relates to the Business either as licensee or licensor for each such item of Intangible Personal Property.

     (b) There are no pending actions or other judicial or adversary proceedings involving the Company concerning any item of Intangible Personal Property, and, to the Knowledge of Seller, no such action or proceeding is threatened and no claim or other demand has been made or, to the Knowledge of Seller, threatened by any Person relating to any item of Intangible Personal Property;

     (c) The Company has the right and authority to use each item of Intangible Personal Property in connection with the conduct of its business in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, trademark or registration of any other person or entity;

     (d) There are no outstanding or threatened disputes or disagreements with respect to any License; and

     (e) The conduct by the Company of its business does not conflict with the valid patents, trademarks, trade secrets or trade names of others.

     SECTION 5.14   LABOR AND EMPLOYMENT AGREEMENTS.

     (a) Schedule 5.14 sets forth a complete and correct list of the following:

               (1) Each employment, consulting, collective bargaining and similar agreement, whether written or oral, with respect to any Transferred Employee or consultant to which the Company has continuing rights or obligations; and

               (2) The name of (A) each employee of the Company who as of July 31, 1998 and subsequently, was or is being paid $50,000 or more per year, and (B) each agent of or consultant to the Company who during either the 1997 or 1998 fiscal year was or is being paid $25,000.

          As used in this Section 5.14, the word "agreement" includes both oral and written contracts, understandings, arrangements and other agreements.

     (b) The Company has complied with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

     (c) No unfair labor practice complaint is pending against the Company before the National Labor Relations Board or any federal, state or local agency and no labor strike, grievance or other labor dispute affecting the Company is pending or, or to the Knowledge of Seller, threatened.

     (d) Except as set forth on Schedule 5.14, no material organization effort has been made, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding is pending or, to the Knowledge of Seller, threatened with respect to the employees of the Company and no such effort has been made and no such allegation, claim, suit or proceeding has been brought or, to the Knowledge of Seller threatened within the three-year period prior to the date of this Agreement.

     (e) No arbitration proceeding arising out of or under any collective bargaining agreement applicable to the Company is pending and no basis for any such proceeding exists.

     (f) All reasonably anticipated obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of any of the Company in respect of the services rendered by any of them on or prior to the date of the Financials have been paid or adequate accruals therefor have been made in the books and records of the Company and in the Financials. All such obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Estimated Closing Balance Sheet, in accordance with GAAP. All accrued obligations of the Company applicable to its employees, whether arising by operation of law, contract, past custom or otherwise, for payments to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financials have been paid or adequate accruals therefor have been made on the books and records of the Company and in the Estimated Closing Balance Sheet or the Financials, as applicable, in accordance with GAAP. All such obligations with respect to employment of employees through the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Estimated Closing Balance Sheet, in accordance with GAAP.

     SECTION 5.15   EMPLOYEE BENEFIT PLANS: ERISA.

     (a) Except as disclosed in Schedules 5.14 and 5.16, the Company (i) does not maintain, contribute to or have any obligation with respect to, and none of the employees of the Business is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, the "Plans"), (ii) is not a party to a contract for the employment of any employee of the Business or any other person who renders services to the Business, or (iii) has no ERISA Affiliates other than another Seller. None of the Plans is, and the Company or any of its ERISA Affiliates has ever maintained or had an obligation to contribute to, (i) a plan subject to
Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multi employer plan," as defined in Section 3(37) of ERISA (a "Multi- employer Plan"),
(iii) a "multiple employer plan," as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. The Company does not have any agreement or commitment to create or contribute to any additional Plan, enter into any additional employment agreement or, except as required by law, to modify or change any existing Plan or employment agreement.
Schedule 5.15 contains a complete and accurate list of the following information for each employee of the Business (including each employee who is on a leave of absence or on layoff status): name, job title(s), date of hire, current salary and current status (E.G., active employee, on leave, etc.).
None of the employees of the Business is a "leased employee," as defined in
Section 414(n) of the Code.

     (b) With respect to each Plan, the Company has heretofore delivered or caused to be delivered to Purchaser true, correct and complete copies of (i) all documents that comprise the most current version of such Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (A) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications), (C) the three most recent certified financial statements for each of the Plans for which such a statement is required or was prepared, and (D) for each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all Internal Revenue Service determination letters issued with respect to such Plan. Since the date of the foregoing documents, there has not been any material change in the assets or liabilities of any of the Plans or any material change in their terms and operations that could reasonably be expected to materially affect or alter the tax status or materially affect the cost of maintaining such Plan, and none of the Plans has been or will be amended since the date of the Letter of Intent and prior to the Closing Date. Each of the Plans will be terminated by the Company within 60 days following the Closing Date without cost or liability to Purchaser.

     (c) The Company has performed and complied in all material respects with all of its obligations under and with respect to the Plans, and each of the Plans has, at all times, in form, operation and administration materially complied with its terms, and, where applicable, the requirements of all applicable laws. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred that reasonably could be expected to adversely affect such qualified status.

     (d) The Company has made all contributions with respect to a Plan that are required to have been made as of the date hereof under the terms thereof, or under the terms of any related insurance contract, or any applicable law.

     (e) All Plans that are group health plans have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"). The Company has no obligation to provide health benefits or other non-pension benefits to any retired or other former employees, except as specifically required by COBRA.

     (f) None of the Sellers nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan, and none of the Sellers is aware of any fiduciary violations under ERISA with respect to any Plan, that in either case could subject a Seller (or any employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

     (g)  Except as set forth on Schedule 5.21, with respect to any Plan:
(i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending (and the Company is unaware of any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

     (h) The Company has not incurred any liability or taken any action, and is not aware of any event that has occurred or is likely to occur, that could cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multi-employer Plan, (iii) on account of unpaid contributions to any Multi-employer Plan, or (iv) on account of any reorganization, insolvency or termination of any Multi-employer Plan.

     (i) Assuming Purchaser hires the Transferred Employees in the manner set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions will: (i) entitle any Transferred Employee to severance pay, unemployment compensation or any similar payment, (ii) except with respect to a Plan termination (which will occur without cost or liability to Purchaser), accelerate the time of payment or vesting or increase the amount of any compensation due to any Transferred Employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     SECTION 5.16   MATERIAL CONTRACTS AND RELATIONSHIPS.

     (a) Schedule 5.16(a) sets forth a complete and correct list or summary of the following:

               (1) All executory agreements (or groups of agreements with one or more related entities) between the Company and any customer or supplier pursuant to which the Company is required to expend $2,000 or more after the Closing Date, or is entitled to receive $2,000 or more, and all agreements and purchase orders extending beyond two months from the date of this Agreement;

               (2) All existing agreements that relate to the borrowing or lending by the Company of any money or that create or continue any material claim, lien, charge or encumbrance against, or right of any third party with respect to, any asset of the Company;

               (3) All existing agreements by which the Company leases any real property, has the right to lease any real property or leases capital equipment or leases any other personal property, and all other leases involving the Company as lessee or lessor;

               (4) All existing agreements to which the Company is a party not in the ordinary course of business;

               (5) All existing contracts or commitments to which a Seller is a party (relating to the Business or the Assets) relating to commission arrangements with others;

               (6) All existing license agreements to which a Seller is a party (relating to the Business or the Assets), whether as licensor or licensee;

               (7) All existing agreements between the Company and its sales representatives;

               (8) All existing agreements between the Company and its customers relating to volume rebates or price reductions;

               (9) All other existing agreements to which the Company is a party or by which it is bound and that involve $2,000 or more or that extend for a period of two (2) months or more;

          (10) All other existing agreements to which the Company is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Company; and

          (11) A current list of the Company's active customers with sales in excess of $10,000 for the current fiscal year.

As used in this Section 5.16, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of any of the Sellers required to be disclosed on Schedule 5.16(a).

     (b) All of the Material Contracts are in full force and effect, are valid and binding and, as to the Company, are enforceable in accordance with their terms except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) and (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies. There are no material liabilities of any party to any Material Contract arising from any breach or Default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

     (c) The Company (i) has fulfilled all material obligations required pursuant to each existing Material Contract to have been performed by it prior to the date hereof, and (ii) as far as reasonably foreseeable based on current conditions, will be able to fulfill all of its obligations under the Material Contracts that remain to be performed after the date hereof.

     (d) Except as set forth on Schedule 5.16(a), the Material Contracts by their terms are assignable to Purchaser without the consent of any party.

     (e) Schedules 5.16(b), (c) and (d) set forth a complete and correct list of each (i) customer (or related group of customers) with whom the Company did $10,000 or more of business during the last fiscal year or the current fiscal year, (ii) supplier (or related group of suppliers) with whom the Company did $10,000 or more of business during the current fiscal year, and (iii) agent (or related group of agents) or Representative (or related group of Representatives) who was paid $10,000 or more by the Company during the last fiscal year or the current fiscal year, respectively.

     (f) To the Knowledge of the Seller, the Company and Vincent Lyons have maintained and continue to maintain good relations with the Company's customers, suppliers and agents and, except as set forth in Schedule 5.8, and the Company and Vincent Lyons do not reasonably expect that any customer (to which the Company had annual sales in excess of $10,000 in the 1997 fiscal year or the current fiscal year), supplier or agent will stop doing business with Purchaser as a successor to the Business or will materially change the terms on which such customer, supplier or agent has done business with the Company since the date of the Letter of Intent.

     SECTION 5.17 INVENTORY. Except for inventory that is excess, damaged, obsolete, or outdated or requires rework, for which the Company has established an adequate reserve in the July 1998 Balance Sheet in accordance with GAAP, and except as otherwise set forth in the Estimated Closing Balance Sheet, the inventory (the "Inventory") reflected in the July 1998 Balance Sheet and acquired since the date of such balance sheet (and not sold prior to the date hereof or reserved for in the July 1998 Balance Sheet) is good and merchantable material, of a quantity and quality useable in the ordinary course of business, and carried on the books and records of the Company on the lower of cost (on a first in, first-out basis) or market basis consistent with the past practices of the Company.

     SECTION 5.18 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any employee, agent or other person acting on behalf of the Company has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) (i) that would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) that, if not given in the past, would have had a Material Adverse Effect.

     SECTION 5.19   COMPLIANCE WITH LAWS.   The operation, conduct and
ownership of the property or business of the Company are being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances (including without limitation, those relating to employment discrimination, occupational safety, conservation or corrupt practices) and all judgments and orders of any court, arbitrator or governmental authority applicable to it. To the Knowledge of Seller, there are no proposed federal, state, local and other (domestic or foreign) law, rule, regulation, ordinance, order, judgment, decree, governmental taking, condemnation or other proceeding that would be applicable to the business, operations or properties of the Company and that could have a Material Adverse Effect.

     SECTION 5.20 LITIGATION. Except for litigation claims filed by the Company as a plaintiff (which constitute an Excluded Asset and an Excluded Liability), there are no lawsuits, claims, legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the Knowledge of Seller, threatened against or otherwise affecting the Company, the Business or the Assets.

     SECTION 5.21   TAXES.  Except as set forth on Schedule 5.21:

     (a) The Company has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof;

     (b) All Taxes of the Company for all taxable periods ending on or prior to the date hereof have been paid or have been adequately reserved for. The Tax returns and reports filed are true and correct in all material respects;

     (c) None of such returns contains, or will contain, a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

     (d) The Company has not received notice that the IRS or any other taxing authority has asserted against the Company any deficiency or claim for additional Taxes;

     (e) All Tax deficiencies asserted or assessed against the Company have been paid or finally settled;

     (f) There is no pending or, to the Knowledge of Seller, threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes of the Company or a claim for refund made by the Company with respect to Taxes previously paid in connection therewith;

     (g) All amounts that are required to be collected or withheld by the Company or with respect to Taxes have been duly collected or withheld; all such amounts that are required to be remitted to any taxing authority have been duly remitted;

     (h) Within the last four years, neither the IRS nor any state, foreign or local taxing authority has audited any income tax return of the Company;

     (i) The Company has not waived any statute of limitations (that have not expired as of the date hereof) with respect to the assessment of any Tax;

     (j) The Company has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Company, from any taxable period ending on or before the date hereof to any taxable period ending after such date;

     (k) The Company has not filed any consent agreement under Section 341(f) of the Code;

     (l) There are no liens for Taxes due and payable upon any assets of the Company;

     (m) The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

     (n) The Company is not currently required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method, and does not have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method;

     (o) The Company is not a party to any agreement, contract, arrangement or plan that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

     (p) None of the assets of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code; and

     (q) None of the assets of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

     SECTION 5.22   INSURANCE MATTERS.

     (a) Schedule 5.22 sets forth a complete and correct list of all insurance policies currently in force with respect to the Company, the Business or the Assets and of all claims made by the Company on any liability or other insurance policies during the past two fiscal years and the current fiscal year (other than worker's compensation claims). True and correct copies of the insurance policies currently in force have been submitted to the Purchaser's Representatives;

     (b) There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to the Company or by any board of underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions that require or recommend any changes in the conduct of the Business or any repairs or other work to be done on or with respect to the Company's assets that have not been performed by the Company.

     (c) No notice or other communication has been received by the Company from any insurance company within the two years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the best of the Company's knowledge, no such cancellation, amendment or increase of premiums is threatened.

     (d) During the past two years, the Company has maintained claims made comprehensive general liability and continued operations insurance (including product liability insurance) with a general aggregate limit of at least $1,000,000, and no claims have been made or paid, and no claims are currently pending, under any of such comprehensive general liability insurance policies.

     (e) No lawsuits have been filed and no claims have been made or, to the best of Sellers' knowledge, threatened against the Company as a result of accidents which occurred during the one-year period prior to the date hereof that would give rise to a claim with respect to any services provided by or products designed, manufactured, or sold by the Company or the operations of the Company.

     SECTION 5.23 NO POWERS OF ATTORNEY OR SURETYSHIPS. The Company has not granted any general or special powers of attorney which are currently in effect nor does it have any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

     SECTION 5.24 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from any of the Sellers in respect of this Agreement or the Transactions.

     SECTION 5.25 BANKING FACILITIES. Schedule 5.25 sets forth a complete and correct list of:

     (a) Each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and

     (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

     SECTION 5.26 MACHINERY, EQUIPMENT AND OTHER PERSONAL PROPERTY; PERSONAL PROPERTY LEASES. Except for the Leased Real Property and the Leased Personal Property and except as set forth in Schedule 5.26, the Company owns all of the machinery, equipment, vehicles, furniture, fixtures, leasehold improvements, repair parts, tools and other property (collectively, the "Personal Property") used by or relating to the Company. All such Personal Property is in good operating condition and sufficient to carry on the business of the Company in the normal course as it is presently conducted subject to ordinary wear and tear and is free from material defects, whether patent or, to the Knowledge of Seller, latent. Schedule 5.26 sets forth a complete and correct summary description and identification of each lease (a "Personal Property Lease") of personal property under which the Company is either a lessee, sublessee, lessor or sublessor. Except as set forth in Schedule 5.26:

     (a) Each Personal Property Lease is a valid and binding obligation of the Company, and to the Knowledge of Seller, each such Personal Property Lease is a valid and binding obligation of each of the other parties thereto; and

     (b) The Company is not in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a Default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

     SECTION 5.27 PRODUCT WARRANTY AND LIABILITY. Each product designed, manufactured, or sold by the Company and all services performed by the Company have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. The Company has no liability, and there is no basis for any present or future action, suit or other proceeding giving rise to any liability, (i) for replacement or repair of any such product or other damages in connection therewith, or (ii) arising out of any injury to persons or property as a result of any such product or any services performed by the Company. None of the Sellers has received any notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of the Company are or were defective in any material respect.

     SECTION 5.28 STANDARDS AND CERTIFICATIONS. Products previously designed, manufactured, sold and leased by the Company met and had received at the time of their design, manufacture and sale, and products currently designed, manufactured, sold and leased by the Company meet and have received, all material standards established by relevant standard-setting organizations and all certifications from all relevant safety and standards testing and certifying organizations, if any, as were or are, as the case may be, necessary for such products to comply with all applicable fire, safety and similar codes and regulations.

     SECTION 5.29 DISCLOSURE. The information provided by Sellers in this Agreement, including, without limitation, the Disclosure Schedule, and in any other writing delivered pursuant hereto does not and will not contain any untrue statement of a material fact or, omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Sellers to Purchaser pursuant hereto were or will be complete and accurate records of such documents.

     SECTION 5.30 EARN-OUT STOCK. The Company is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. The Company understands that Purchaser has made no representation regarding the Company other than as set forth herein. The Company has made such further investigation as it deems appropriate to evaluate the merits and risks of receiving common stock in Purchaser. The Company will acquire, if earned, the Earn-Out Stock for its own account, for investment purposes only, and not with a view towards the sale or other distribution thereof (other than to a Shareholder who is also an "accredited investor"). The Company agrees that there are restrictions under federal and state securities laws on the transferability of the Earn-Out Stock that may be issued pursuant to
Section 3.2. The Sellers agree and acknowledge that certificates for the Earn-Out Stock shall bear substantially the following legend:

     The Shares represented by this certificate are subject to restrictions on transferability and resale any may not be transferred or resold except as permitted under the Securities Act of 1933, pursuant to registration under said Act or pursuant to another applicable exemption from the requirements of said Act.

     SECTION 5.31 EMPLOYEES. As of the Closing Date, the Company has 192 employees, all of whom work within a 75 mile radius of 1220 North Highland Avenue.

     SECTION 5.32 ACKNOWLEDGMENT BY PURCHASER. Without limiting the representations, warranties, covenants and agreements set forth herein, except as expressly provided herein, Sellers make no representation or warranty concerning the Assets or the Business, including as to the quality, condition, merchantability, salability, obsolescence, working order or fitness for a particular purpose thereof. It is therefore expressly understood and agreed that the Purchaser shall accept the condition of the Assets "as is, where is" without any representation, warranty or guarantee, express or implied, as to merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, quality, type, value or status of such Assets; provided, that the Purchaser may rely on the representations and warranties of the Sellers set forth in Article V and the foregoing shall not limit the agreements and covenants set forth herein.

                                      ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Company that:

     SECTION 6.1 ORGANIZATION AND CORPORATE AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions.


     SECTION 6.2 AGREEMENT. This Agreement and the Ancillary Agreements to which it is a party are the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding at law or otherwise). The execution, delivery and performance of this Agreement and the Ancillary Agreement to which the Purchaser is a party, and the consummation of the Transactions contemplated hereby to be consummated by it, will not (i) conflict with the articles of incorporation, bylaws or other corporate governance documents of the Purchaser, or (ii) result in the violation of any provisions of law applicable to the Purchaser the violation of which could have a material adverse effect upon the business, operations or assets of Purchaser or upon the consummation of the Transactions.

     SECTION 6.3 AUTHORITY. The execution, delivery and performance of this Agreement by the Purchaser, and all other Ancillary Agreements to which the Purchaser is a party, and the consummation by the Purchaser of the Transactions, have been duly authorized by all requisite corporate action and no further action or approval is required by or in respect of, or filing with, any federal or state governmental body, agency, official or authority in order to permit Purchaser to consummate the Transactions contemplated hereby to be consummated by Purchaser.

     SECTION 6.4 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Purchaser in respect of this Agreement or the Transactions.


                                     ARTICLE VII
                                      COVENANTS

     Sellers and Purchaser each covenant with the other as follows:

     SECTION 7.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Purchaser; PROVIDED, HOWEVER, that neither Purchaser nor the Company shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement. Purchaser and Sellers shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business to Purchaser and to minimize any disruption to the Business that might result from the Transactions.

     SECTION 7.2    NO SOLICITATION.

     (a) NO SOLICITATION. From the date hereof through the Closing or the earlier termination of this Agreement, each of the Sellers and their Representatives shall not, and shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Purchaser and its Representatives concerning, any sale of all or a portion of the Assets or the Business, or any merger, consolidation, liquidation, dissolution or similar transaction involving any Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"); PROVIDED, HOWEVER, that Sellers may disclose the transactions contemplated by this Agreement to customers of the Company in connection with Sellers' efforts to obtain the benefit of any Contract, Lease or Permit for Purchaser. The parties agree that in the event the Company, Sellers or any individual Seller breaches its obligation under this Section 7.2, the Company shall immediately pay to Purchaser the sum of (a) Purchaser's expenses incurred in connection with the Transactions, and (b) $200,000; PROVIDED, HOWEVER, that such amount shall not exceed $300,000. Each Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Purchaser with respect to any of the foregoing. Each Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such Seller is a party.

     (b) NOTIFICATION. Sellers shall immediately notify Purchaser (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction.

     SECTION 7.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, Sellers and Purchaser shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (ii) any failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

     SECTION 7.4 INVESTIGATION BY PURCHASER. From the date hereof through the Closing Date each Seller shall, and shall cause any and all of its respective employees and agents to, afford the Representatives of Purchaser and its Affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the employees, agents, attorneys, accountants, properties, Books and Records, Contracts and Leases of the Company, and shall furnish Purchaser and its Representatives all financial, operating and other data and information as Purchaser or its Affiliates, through their respective Representatives, may reasonably request, including unaudited balance sheets and the related statements of income, retained earnings and cash flow for August and September 1998 which financial statements shall (i) fairly present in all material respects, the financial condition of the Company, (ii) be in accordance with the books and records of the Company, and (iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with generally accepted accounting principles consistently applied.

     SECTION 7.5 CONDUCT OF BUSINESS. From the date hereof through the Closing, the Company shall, except as contemplated by this Agreement, or as consented to by Purchaser in writing, operate the Business in the ordinary course of business and in accordance with past practice and use commercially reasonable efforts to preserve intact the Business and its goodwill, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with the Company, and shall not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to by Purchaser in writing:

     (a) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

     (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business, and without limiting the generality of the foregoing, each Seller shall continue to operate the Business consistent with its past practices;

     (c) incur any indebtedness for borrowed money or commitment to borrow money, other than Financing Obligations, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

     (d) (1) take any action with respect to the grant of any bonus, severance or termination pay or with respect to any increase of benefits payable under the Company's severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Benefit Plan or policy;

               (2) make any change in the key management structure of the Company, including without limitation the hiring of additional management personnel or the termination of existing management personnel (except with respect to the Excluded Employees);

               (3) adopt, enter into or amend any Employee Benefit Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required or, in the Company's reasonable determination, desirable to comply with applicable Regulations; or

               (4) fail to maintain all Employee Benefit Plans in accordance with applicable Regulations in any material respect;

     (e) cause the Company to acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

     (f)  declare, set aside, make or pay any dividends;

     (g) expend funds for budgeted capital expenditures or commitments for or on behalf of the Company otherwise than in accordance with the capital budget agreed to by Purchaser and the Company;

     (h) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

     (i)  (1)   fail to pay its accounts payable and any debts owed or
obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business; or

          (2) fail to collect its accounts receivable in the ordinary course of business;

     (j) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with the Company's past practice inoperable, worn-out or obsolete or destroyed Assets;

     (k) make any loans or advances on behalf of the Company to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

     (l) make any income tax election or settlement or compromise with tax authorities on behalf of the Company;

     (m) fail to comply with all Regulations applicable to it, the Assets and the Business;

     (n) intentionally do any other act which would cause any representation or warranty of any Seller in this Agreement to be or become untrue in any material respect;

     (o) sell, transfer, assign, pledge or encumber in, or any other ownership interests of, the Company or repurchase or commit to repurchase, partnership interests in, or any other ownership interests of, the Company held by any of the Sellers;

     (p) fail to use commercially reasonable efforts to (i) retain the Company's employees (other than the Excluded Employees) and (ii) maintain the Business so that such employees will remain available to the Company on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with any Seller and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

     (q) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

     (r) make or change any tax election affecting the Assets in the hands of Purchaser; or

     (s) fail to pay, or cause to be paid, when due all Taxes for which the Company is or may become liable or that are or may become payable with respect to any taxable period ending on or prior to the Closing Date.

     SECTION 7.6    EMPLOYMENT MATTERS.

     (a) Purchaser and Vincent Lyons shall enter into an Employment Agreement, to be effective as of the Closing, in substantially the form of Exhibit A hereto. Purchaser shall not be required to hire or offer employment to any other employee of the Company other than the persons identified on Schedule 2.4. Those employees of the Company identified on
Schedule 2.4 who accept employment with Purchaser are the "Transferred Employees" for the purposes of this Agreement.

     (b) Effective as of the Closing (or the date an employee becomes a Transferred Employee, if later), all Transferred Employees shall cease to participate in, or accrue benefits under, any of the Company's Plans, and the Company shall be solely responsible for all of its Plans and all obligations and liabilities thereunder. Purchaser shall not assume any Plan of the Company or any obligation or liability thereunder, it being understood that Purchaser will extend to all Transferred Employees coverage under its employee benefit plans on the same basis and to the same extent and on the same terms as such coverage is offered to Purchaser's new employees. The Company shall be responsible for
(i) terminating all of its employees, and (except as provided elsewhere herein) shall be responsible for any and all obligations and liabilities arising in connection with the terminations of the Excluded Employees, including without limitation, any severance or other termination pay, retirement and welfare benefits, (ii) providing the appropriate notices to the employees of the Business pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA,
(iii) all liabilities, including without limitation, the cost of extended insurance coverage, for any employee of the Company not actively employed by the Company on the Closing Date until such time, if ever, that such employee returns to active employment and is employed by Purchaser.

     (c) Nothing contained in this Agreement shall confer upon any Transferred Employee (other than Vincent Lyons whose rights shall be set forth in the Employment Agreement) any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Transferred Employee at any time, with or without cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees after the Closing Date.

     (d) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Purchaser or under any benefit plan which Purchaser may maintain.

     (e) Prior to and until Closing, each Shareholder employee of the Company shall receive his or her salary and hospitalization, medical, surgical, dental, life insurance and any other welfare and benefits plans and programs, comparable to what such Shareholder, as an employee of the Company, is receiving as of the date of this Agreement.

     SECTION 7.7 COLLECTION OF ACCOUNTS RECEIVABLE AND LETTERS OF CREDIT. At the Closing, Purchaser shall acquire hereunder, and thereafter Purchaser or its designee shall have the right and authority to collect for Purchaser's or its designee's account, all receivables, letters of credit and other items which constitute a part of the Assets, and each Seller shall within 48 hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Purchaser any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items related to the Company or the Business. Each Seller shall promptly transfer or deliver to Purchaser or its designee any cash or other property that such Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.

     SECTION 7.8    BOOKS AND RECORDS; TAX MATTERS.

     (a) BOOKS AND RECORDS. Purchaser shall retain all Books and Records in the possession of Purchaser after the Closing Date relating to the operation of the Facilities and the Business prior to the Closing in accordance with all applicable records retention Regulations, including without limitation, all Environment Laws and occupational health and safety laws and regulations. Each party agrees that it shall cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax, environmental or occupational health and safety inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 7.8(a) shall be treated as confidential and not disclosed to any person or entity other than the Representatives of Sellers or Purchaser, as the case may be, who need to know such information in connection with the proceedings contemplated by this
Section 7.8(a).

     (b) COOPERATION AND RECORDS RETENTION. Sellers and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes in connection with the Assets or the Business,
(ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Purchaser and each Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     SECTION 7.9 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Purchaser to waive any requirements for compliance with any or all of such laws, each Seller hereby agrees that the indemnity provisions of Section 11.2 hereof shall apply to any Damages of Purchaser or any institution providing financing to Purchaser arising out of or resulting from the failure of any Seller or Purchaser to comply with any such laws.

     SECTION 7.10 CONFIDENTIALITY. The terms of the Confidentiality Agreement between the Company and Purchaser dated April 22, 1998 shall continue to remain in full force and effect during the period between the date hereof and the Closing Date, unless earlier terminated.

     SECTION 7.11 PACIFIC CENTURY BANK GUARANTY. At the Closing, the indebtedness owed by the Company to Pacific Century Bank, N.A., which the Company represents to be approximately $4.0 million as of the date hereof, will be fully paid by Purchaser. As soon as practicable after the Closing, Purchaser shall make commercially reasonable efforts to obtain the release of the guarantees of Mr. and Mrs. Vincent Lyons with respect to such loan.

     SECTION 7.12 AMENDMENT TO LEASE. Purchaser agrees that it shall not amend the Leases in a manner adverse to the Shareholders or Mr. and Mrs. George Cooney without the prior consent of the Shareholders and Mr. and Mrs. Cooney, which consent shall not be unreasonably withheld or delayed.

     SECTION 7.14 EMPLOYEE RETENTION. Purchaser shall offer employment to commence as of the Closing Date to each Transferred Employee at a salary and other terms commensurate with such person's corresponding position at Purchaser. Purchaser assumes all obligations and liabilities, if any, under the WARN Act relating to or arising out of the termination by Purchaser of the Transferred Employees (or any employee of Purchaser) following the Closing Date (including liabilities owed to Excluded Employees as a result of any such terminations by Purchaser).

     SECTION 7.15 PLANS. Effective as of the Closing Date, all Transferred Employees shall cease accruing any benefits under any Plan of the Company, and the Company shall take, or cause to be taken, all such action, if any, as may be necessary or appropriate to effect such cessation of participation. Effective as of the Closing Date, Purchaser shall offer the Transferred Employees coverage under the Purchaser's employee benefit plans and shall provide that any expenses incurred on or after the Closing Date by a Transferred Employee or his covered dependents with respect to events or occurrences arising after the Closing shall be taken into account under such employee benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     SECTION 7.16 VACATION, HOLIDAY, SICK AND SEVERANCE PAY. As of the Closing Date, Purchaser shall integrate the Transferred Employees into its vacation, holiday and sick pay policies. The Company shall be responsible for all the Company's obligations with respect to sick, vacation, holiday or severance pay for (i) any Excluded Employee, and (ii) any Transferred Employee for any period ending prior to the Closing Date.

     SECTION 7.17 REQUIRED MODIFICATIONS OR REPLACEMENTS OF PRODUCTS. The provisions of this Section shall govern the responsibilities of Purchaser and the Company regarding the Company's warranty obligations with respect to products delivered or services provided prior to the Closing Date:
     (a) Purchaser shall advise the Company promptly after becoming aware of any required modifications (the "Required Modifications") to the products shipped or services provided by the Business prior to the Closing Date to the extent Purchaser intends to assert any claim under Article XI hereof in respect of such products.

     (b) Purchaser shall make any Required Modifications to products shipped or services provided by the Business prior to the Closing Date which are necessary or advisable, in the reasonable discretion of the Company and at the Company's expense. If the cost to the

Company of implementing any such Required Modification exceeds the cost to the Company of replacing such products, Purchaser shall replace such products at the Company's expense. The obligation of Purchaser hereunder shall include, but not be limited to, such actions as the Company may reasonably request for (i) the notification of customer and other third parties in possession of the applicable products, (ii) the shipping of such products, if necessary, to and from Purchaser's facilities, (iii) the production of replacement products, parts or supplies necessary for the implementation of the Required Modification, (iv) the installation, modification or replacement of the product by personnel of Purchaser, either at the customer's location or at Purchaser's facilities, as appropriate, and (v) recordkeeping and reports with respect to such Required Modifications, to the extent required by law or reasonably requested by the Company.

     (c) The Company shall reimburse Purchaser for materials, labor and overhead incurred by Purchaser in installing or implementing any Required Modification or in producing any replacement products, parts or supplies, together with all out-of-pocket shipping, postage and printing costs incurred by Purchaser in connection therewith.

     (d) The foregoing provisions and Purchaser's compliance or attempted compliance therewith shall in no way diminish or otherwise alter Sellers' indemnity obligations set forth elsewhere herein.

     SECTION 7.18 ACTIONS WITH RESPECT TO CERTAIN CONTRACTS. Purchaser acknowledges that the Company has not obtained the consent of the other contracting party to the Contracts specified in Schedule 5.16 which require such party's consent in order for the contract to be assigned to Purchaser.
Purchaser acknowledges that the Transactions will be consummated without such consents in part to accommodate the parties' desired closing schedule. With respect to each such Contract, after the Closing Date, Purchaser shall, to the extent necessary, continue to deal with the other contracting parties to such Contracts as the prime contracting party, and the Company shall obtain the consent of all required parties to the assignment of such Contracts. Such Contracts shall be deemed assigned by the Company to Purchaser after receipt of such consent. Any Contract as to which consent is obtained after the Closing Date shall thereupon comprise an Assigned Contract. Notwithstanding the absence of any such consent, Purchaser shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that the Company may provide Purchaser with such benefits without violating the terms of such Contract; and to the extent such benefits are so provided, Purchaser agrees to perform all of the obligations of the Company to be performed under such Contract after the Closing Date, such obligations to comprise Assumed Liabilities hereunder. To the extent such benefits are not so provided or such consents are not obtained, the Sellers shall remain responsible for all of the obligations and liabilities of the Company under such Contract after the Closing Date, such benefits to constitute Excluded Assets and such obligations and liabilities to comprise Excluded Liabilities hereunder.

     SECTION 7.19 POST-CLOSING VAULT INVENTORY. Within two weeks after the Closing Date Purchaser and Vince Lyons shall commence a joint inventory of the Company's vaults to ascertain the video tapes on hand as of the Closing Date. Upon conclusion of such inventory, Purchaser and Mr. Lyons shall agree upon a listing of all tapes on hand as of the Closing, which itemization shall be conclusively presumed accurate thereafter for all purposes of this Agreement.

                                     ARTICLE VIII
                       CONDITIONS TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company by written notice to Purchaser:

     SECTION 8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Purchaser shall have performed and satisfied all requirements to be performed by it prior to or on the Closing Date.

     SECTION 8.2 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the Company materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

     SECTION 8.3 ASSUMPTION AGREEMENT. Purchaser shall have executed the Assumption Agreement.

     SECTION 8.4 ANCILLARY AGREEMENTS. Purchaser shall have executed and delivered the Ancillary Agreements and any other agreements to which it is a party in the forms attached as exhibits hereto.

     SECTION 8.5 CASH PAYMENT. Purchaser shall have delivered the Cash Payment, plus accrued interest thereon, less the Holdback Amount pursuant to
Section 2.5 and the payment required by Section 2.5(a)(ii).

     SECTION 8.7 CERTIFICATES. Purchaser shall furnish the Company with such certificates to evidence compliance with the conditions set forth in this
Article VIII as may be reasonably requested by the Company.


                                      ARTICLE IX
                        CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligations of Purchaser to consummate the transactions provided for hereby are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser by written notice to the Company:

     SECTION 9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Sellers shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

     SECTION 9.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. Any necessary consents to the assignment of all Contracts and Leases and the assumption of the Assumed Liabilities shall have been obtained. All Permits, consents, approvals and waivers from governmental authorities necessary to the consummation of the Transactions shall have been obtained (other than compliance with bulk sales law). Purchaser shall be satisfied that all approvals required under any Regulations to carry out the Transactions shall have been obtained and that the parties shall have complied with all Regulations applicable to such transactions.

     SECTION 9.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the Transactions and which could reasonably be expected to damage Purchaser, the Assets or the Business materially if the Transactions are consummated, including without limitation any material adverse effect on the right or ability of Purchaser to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

     SECTION 9.4 OPINION OF COUNSEL. The Company shall have delivered to Purchaser an opinion of Gibson, Dunn & Crutcher LLP, Company counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, and upon which Purchaser's lender (Union Bank of California, N.A., as Agent, may expressly rely) to the effect that:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

     (b) The Company has necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions;

     (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company have been duly authorized by all necessary action, and this Agreement and each of the Ancillary Agreements to which each Seller is a party (other than the Employment Agreement, the Shareholder Release, the Assignment of Business Name (to the extent such purports to transfer rights not held by the Company) and the Agreement Not to Compete) constitute legally valid and binding obligations of the Seller party to such agreement, enforceable against each of the Company and the Sellers party to such agreements, in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) and (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies;

     (d) The documents to be delivered by the Company at the Closing to effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets are effective to do so (other than the Assignment of Business Name (to the extent such purports to transfer rights not held by the Company)), subject to the Permitted Encumbrances, except to the extent a third party consent is required in connection with a particular Asset which third party consent has not been obtained as of the Closing, the transfer and assignment to Purchaser may not be effective as to that particular Asset unless and until such consent is obtained.

     SECTION 9.5 CERTIFICATES. The Company shall furnish Purchaser with such certificates to evidence compliance with the conditions set forth in this
Article IX as may be requested by Purchaser.

     SECTION 9.6 MATERIAL CHANGES. In the reasonable judgment of Purchaser, as of the Closing Date, since July 31, 1998, there shall not have been any actual or threatened event which could constitute a Material Adverse Effect.

     SECTION 9.7 CONVEYANCING DOCUMENTS; RELEASE OF ENCUMBRANCES. Sellers shall have executed and delivered each of the documents described in Section 4.2 hereof so as to effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets, and Sellers shall have filed (where necessary) and delivered to Purchaser all documents necessary to release the Assets from all Encumbrances, other than Permitted Encumbrances, which documents shall be in a form reasonably satisfactory to Purchaser's counsel.

     SECTION 9.8 PERMITS. Purchaser shall have obtained or been granted the right to use all Permits required to operate the Business.

     SECTION 9.9 OTHER AGREEMENTS. Sellers shall have executed and delivered the Ancillary Agreements to which they are a party to in the forms attached as exhibits hereto.

     SECTION 9.10 FRANCHISE TAX BOARD CERTIFICATE. As promptly as possible after the Closing (it being understood that the foregoing shall not be a condition to Closing), the Company shall provide Purchaser with a good standing certificate or similar document(s) issued by the California Franchise Tax Board in form and content acceptable to Purchaser.

     SECTION 9.11 NONFOREIGN AFFIDAVIT. Each Seller shall furnish Purchaser with an affidavit, stating, under penalty of perjury, such Seller's United States taxpayer identification number (or social security number) and that such Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

     SECTION 9.12 CERTAIN FINANCIAL ARRANGEMENTS. Purchaser shall have obtained financing and other credit arrangements with a third party satisfactory to Purchaser, in its sole discretion, in connection with the Purchase Price payments and any other costs, fees and expenses of Purchaser hereunder or in connection with any other document or instrument required to be executed and delivered by Purchaser in connection herewith, and the transactions contemplated hereby or thereby.

                                      ARTICLE X
                                     RISK OF LOSS

     SECTION 10.1 RISK OF LOSS. From the date hereof through and including the Closing Date, all risk of loss or damage to the Assets shall be borne by the Company, and thereafter shall be borne by Purchaser. If any material portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Sellers shall give written notice to Purchaser as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, which notice shall set forth in detail the nature of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Sellers are otherwise entitled to receive as a consequence. Prior to the Closing, Purchaser shall have the option, which shall be exercised by written notice to Sellers within ten (10) calendar days after receipt of Sellers' notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (i) accepting such Assets in their destroyed or damaged condition in which event Purchaser shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the Purchase Price shall be reduced by the amount, if any, mutually agreed upon between the parties, (ii) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (iii) terminating this Agreement in accordance with Section 12.1. If Purchaser accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Purchaser without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to the Company.

                                 ARTICLE XI
                               INDEMNIFICATION

     SECTION 11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLERS. The representations and warranties made by Sellers in Article V of this Agreement and any schedule or exhibit attached hereto, respectively, shall survive the date hereof for a period of two years from the Closing Date. Notwithstanding anything contained in this Agreement, including, without limitation, this Section 11.1, any claims with respect to representations and warranties made by Sellers in this Agreement shall survive and continue following the expiration of the survival period stated above (i) if such claim is submitted in writing to the Company prior to the end of the survival period stated in this Section 11.1 and identified as a claim for indemnification pursuant to this Agreement (in which case the claim shall survive indefinitely) or (ii) if such claim ultimately determined to be based upon fraud or willful breach or misrepresentation by any Seller, in which event such claims shall survive for a two year period following its discovery by Purchaser.

     SECTION 11.2 INDEMNIFICATION BY SELLERS. Each Seller shall, jointly and severally, indemnify and hold harmless Purchaser and each of Purchaser's Affiliates, directors, officers, employees, attorneys, agents and Representatives (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, declines in value of the assets, penalties, and interest, including, without limitation, reasonable attorneys', accountants' and consultants' fees and other costs and expenses (collectively, "Damages"), incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or its Affiliated Parties until paid by such Seller, in connection with, or resulting from, any or all of the following:

     (a) Any breach or inaccuracy of any representation or warranty made by such Seller in Article V of this Agreement, the Ancillary Agreements or any Disclosure Schedule;

     (b) Any failure to perform or comply with any covenant, agreement or obligation of such Seller contained in this Agreement or the Ancillary Agreements;

     (c) Any injury to persons or death or property damage resulting from or contributed to by any products designed, manufactured, sold or leased by the Company or any services performed by any of the Sellers if the accident, incident or occurrence giving rise to such claim, action, lawsuit or proceeding occurred prior to the Closing Date;

     (d) With respect to any claim arising out of the failure of any Seller to comply with the bulk transfer or bulk sales laws of any jurisdiction in accordance with Section 7.9 (other than by reason of Purchaser's failure to pay an Assumed Liability); and

     (e) Except as provided elsewhere herein, Liabilities of the Sellers resulting from events occurring prior to the Closing Date, other than a liability or obligation which is included in the Assumed Liabilities.

Sellers' obligations set forth in this Section shall not apply to any Damages that arise from or are related to (i) any willful misconduct or gross negligence by Purchaser or its Affiliated Parties, or (ii) any Action asserted between the Purchaser and/or Purchaser's Affiliated Parties. Notwithstanding anything to the contrary stated herein, Vincent Lyons' and Barbara Lyons' indemnification obligations under this Agreement shall not exceed Six Million Nine Hundred Sixty Three Thousand Dollars ($6,963,000).

     SECTION 11.3 INDEMNIFICATION BY SELLERS FOR TAX LIABILITIES. In addition to, and not by way of limitation on, the indemnities set forth in
Section 11.2, except as provided in Section 2.6 Sellers shall, jointly and severally, indemnify and hold harmless on an after-tax basis Purchaser against all unpaid Taxes of the Company for all taxable periods ending before the Closing Date or otherwise attributable to the operations, transactions, assets, or income of the Company or its predecessors prior to the Closing Date or otherwise arising from the consummation of the Transactions as of the date hereof (but excluding any income or franchise or similar Taxes imposed on Purchaser as a result of the consummation of the Transactions, including the transfer of the Earn-Out Stock to the Company), together with any expenses (including, without limitation, reasonable attorneys', accountants' and consultants' fees and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes, and together with interest at an annual rate equal to the Prime Rate then in effect.

     SECTION 11.4   INDEMNIFICATION BY SELLERS FOR ENVIRONMENTAL MATTERS.
For a period of five years, in addition to, and not by way of limitation on, the indemnities set forth in Section 11.2, Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and Purchaser's Affiliated Parties in respect of any and all Damages incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or any of Purchaser's Affiliated Parties until paid by Sellers, in connection with, or resulting from, any Environmental Liabilities for Pre-Closing Matters including, without limitation, any of the matters described on Schedule 5.12, regardless of the diligence performed or investigation made by Purchaser or its Representatives with respect thereto.

     SECTION 11.5 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless the Company, each Seller and each of the Company's employees, directors, officers, attorneys, agents and Representatives (collectively, the "Company Indemnitees") in respect of any and all Damages incurred by the Company Indemnitees, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date that such cash disbursements were made by any Company Indemnitee until paid by Purchaser, in connection with, or resulting from, any or all of the following:

     (a)  Any breach of any representation or warranty made by Purchaser in
Article VI of this Agreement or in the Ancillary Agreements;

     (b) Any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or the Ancillary Agreements;

     (c) Except as provided elsewhere herein, Liabilities arising in relation to the Business, the Assets or the Assumed Liabilities resulting from events occurring on or after the Closing Date; and

     (d) Any injury to persons or death or property damage resulting from or contributed to by any products designed, manufactured, sold or leased by Purchaser or any services performed by Purchaser if the accident, incident or occurrence giving rise to such claim, action, lawsuit or proceeding occurred on or after the Closing Date.

Purchaser's obligations set forth in this Section shall not apply to any Damages that arise from or are related to any willful misconduct or gross negligence by any Seller or Company Indemnitee.

     SECTION 11.6 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Agreement, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The amount of any Damages for which indemnification is provided under this Article XI shall be net of any amounts recovered by the Indemnified Party under any agreement with any third party or any insurance policy with respect to such Damages. If the Indemnifying Party makes any payment under this Article XI in respect of any Damages, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Damages. The Indemnified Party shall execute any required documents or instruments or take any other similar steps necessary to effectuate such subrogation.

     SECTION 11.7 DEFENSE OF CLAIMS. In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if
(i) the Indemnifying Party acknowledges to the Indemnified Party in writing, within fifteen (15) days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim based upon the facts then reasonably known to such Indemnifying Party, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such third-party claims and fulfill its indemnification obligations hereunder, (iii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; PROVIDED, HOWEVER, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; PROVIDED, FURTHER, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim pursuant to this Section 11.7, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. If the indemnification provided for in this
Article XI is for any reason unenforceable, the party against whom indemnification was sought agrees to contribute to the claims for which such indemnification is unenforceable in such proportion as is appropriate to reflect the relative fault of such party, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations.

     SECTION 11.8 MANNER OF INDEMNIFICATION. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

     SECTION 11.9 SET OFF. To the extent that Purchaser or Purchaser's Affiliated Parties suffer any Damages for which Sellers are liable to Purchaser or Purchaser's Affiliated Parties under the provisions of Section 11.2, 11.3 or 11.4, Purchaser shall have the right to set-off such Damages from the Holdback or the Earn-Out Stock. The parties acknowledge that such reduction shall not be the exclusive method of receiving indemnification from Sellers pursuant to this Article XI.


                                 ARTICLE XII
                                MISCELLANEOUS

     SECTION 12.1   TERMINATION.

     (a)  TERMINATION.  This Agreement may be terminated at any time prior to
Closing:

               (1)  By mutual written consent of Purchaser and the Company;

               (2) By Purchaser or the Company if the Closing shall not have occurred on or before November 30, 1998; PROVIDED, HOWEVER, that this provision shall not be available to Purchaser if Sellers have the right to terminate this Agreement under clause (4) of this

Section 12.1, and this provision shall not be available to the Company if Purchaser has the right to terminate this Agreement under clause (3) of this
Section 12.1;

               (3) By Purchaser if there is (i) a material breach of any representation or warranty set forth in Article V hereof or any covenant or agreement to be complied with or performed by any Seller pursuant to the terms of this Agreement prior to the Closing Date or (ii) the failure of a condition set forth in Article IX to be satisfied (and such condition is not waived in writing by Purchaser) on or prior to the Closing Date, or (iii) the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied on or prior to the Closing Date; PROVIDED that, Purchaser may not terminate this Agreement prior to the Closing Date if the Company has not had an adequate opportunity (in any event, not to exceed twenty (20) calendar days) to cure such failure;

               (4) By the Company if there is a material breach of any representation or warranty set forth in Article VI hereof or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in
Article VIII to be satisfied on or prior to the Closing Date, PROVIDED that, the Company may not terminate this Agreement prior to the Closing Date if Purchaser has not had an adequate opportunity (in any event, not to exceed twenty (20) calendar days) to cure such failure.

     (b)  IN THE EVENT OF TERMINATION.  In the event of termination of this
Agreement:

               (1) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (and shall destroy all copies in their possession); and

               (2) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i) and (ii) of this
Section 12.1(b) and Sellers' obligations under Section 7.2, except for any willful breach of this Agreement occurring prior to the termination of this Agreement.

     SECTION 12.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Purchaser:            VDI Media
                            6920 Sunset Boulevard
                            Los Angeles, California  90028
                            Telecopy: (213) 957-2164
                            Attention: Donald R. Stine

With a concurrent copy to:  Katten Muchin & Zavis
                            1999 Avenue of the Stars, Suite 1600
                            Los Angeles, California  90067
                            Telecopy: (310) 788-4471
                            Attention: Brian M. Hoye, Esq.

If to any Seller:           DUBS, Incorporated
                            1220 N. Highland Avenue
                            Los Angeles, California  90038
                            Telecopy: (213) 466-4024
                            Attention: Vincent Lyons

With a concurrent copy to:  Gibson Dunn & Crutcher LLP
                            333 S. Grand Avenue
                            Los Angeles, California  90071
                            Telecopy:  (213) 229-7520
                            Attention: J. Nicholson Thomas, Esq.

     SECTION 12.3 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties, except that Purchaser may assign its rights hereunder to, and have its obligations hereunder assumed by a wholly-owned subsidiary of Purchaser, so long as Purchaser remains obligated to perform its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     SECTION 12.4 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

     SECTION 12.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     SECTION 12.6 COMPLETE AGREEMENT. This Agreement, the Ancillary Agreements, the exhibits and schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings (other than the Confidentiality Agreement).

     SECTION 12.7 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by Purchaser and the Company. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

     SECTION 12.8 EXPENSES. Except as otherwise expressly provided elsewhere in this Agreement, each party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, legal, investment bankers' and brokers' fees, accounting fees and fees for tax-related work.

     SECTION 12.9 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     SECTION 12.10 PUBLICITY. Except as provided in the next sentence, neither Purchaser, on the one hand, nor any Seller, including Representatives or Affiliates thereof, on the other hand, shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other parties, provided that Purchaser may describe the Transactions and the Company, and include the Financial Statements, in any document filed in connection with the offer and sale of its securities under applicable law. Purchaser and Sellers agree that upon execution of this Agreement, Purchaser may issue a press release announcing the execution of such agreement and the salient details thereof.

     SECTION 12.11 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that at any time an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

     SECTION 12.12 ATTORNEYS' FEES AND COSTS. Each party shall bear its own expenses arising from the preparation, negotiation and delivery of this Agreement and any other document required to be delivered in connection herewith; PROVIDED, should any party institute any arbitration, action, suit or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in connection therewith.

     SECTION 12.13 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, and the parties hereto irrevocably submit to the jurisdiction of such courts and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     SECTION 12.14 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

     (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

     (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

     (c) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

     SECTION 12.15 THIRD PARTY BENEFICIARIES. Except with respect to the indemnification benefits permitted any Indemnified Party pursuant to Article XI and the indemnification by Purchaser of Mr. and Mrs. George Cooney under the Assignment and Assumption of Real Property Lease, there are no third party beneficiaries to this Agreement or the Ancillary Agreements. Furthermore, no provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of the Company (including any Transferred Employee or any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Purchaser for any specified period of time after the Closing Date.



                              [Signatures on next page]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                              DUBS INCORPORATED, as a Seller


                              By: /s/ Vincent Lyons
                                  ----------------------------------------
                                   Name:  Vincent Lyons
                                   Title: President

                                  /s/ Vincent Lyons
                              --------------------------------------------
                              Vincent Lyons, as a Seller

                                 /s/ Barbara Lyons
                              --------------------------------------------
                              Barbara Lyons, as a Seller


                              VDI MEDIA, as Purchaser


                              By: /s/ R. Luke Stefanko
                                 -----------------------------------------
                                   Name: R. Luke Stefanko
                                   Title: Chief Executive Officer




                           [Asset Purchase Agreement: Dubs]

                              Schedule 3.2(a)(1)


     EBITDA                 EARN OUT STOCK 1/                     %
     ------                 -----------------                    ---
   $3,500,000                 $3,300,000                         100%

   $3,400,000                  3,200,000                          97%

   $3,300,000                  3,100,000                          93%

   $3,200,000                  3,000,000                          90%

   $3,100,000                  2,500,000                          75%

   $3,000,000                  2,000,000                          60%

   $2,900,000                  1,500,000                          45%

   $2,800,000                  1,000,000                          29%

   $2,700,000                    500,000                          14%

   $2,625,000                     75,000                           2%

  < $2,625,000                          0                           0%


------------------------
1/ Subject to the terms and conditions set forth in the Agreement, if the Company achieves the specified EBITDA targets, Purchaser shall issue to it a quantity of its Common Stock with a market value, calculated in accordance with the Agreement (generally, average closing price for the 30 day period prior to Closing), equal to the corresponding dollar amounts stated in this column.